Exhibit 99.2

Report of Independent Auditor	1

Condensed Consolidated Balance Sheets as of March 31, 2015 and December 31, 2014	2

Condensed Consolidated Statements of Comprehensive Income (Loss) for the Three Months Ended March 31, 2015, the period March 17, 2014 through March 31, 2014 (Successor) and the period January 1, 2014 and March 16, 2014 (Predecessor)	3

Condensed Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2015, the period March 17, 2014 through March 31, 2014 (Successor) and the period January 1, 2014 through March 16, 2014 (Predecessor)	4

Notes to Condensed Consolidated Financial Statements	5

Review Report of Independent Auditors

The Board of Directors and Stockholder

IDQ Holdings, Inc.

We have reviewed the condensed consolidated financial information of IDQ Holdings, Inc. and subsidiary (the “Company”), which comprise the condensed consolidated balance sheet as of March 31, 2015, and the related condensed consolidated statements of comprehensive income (loss) and cash flows for the three-month period ended March 31, 2015 (Successor) and for the period from January 1, 2014 to March 16, 2014 (Predecessor) and the period from March 17, 2014 to March 31, 2014 (Successor).

Management’s Responsibility for the Financial Information

Management is responsible for the preparation and fair presentation of the condensed financial information in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control sufficient to provide a reasonable basis for the preparation and fair presentation of interim financial information in conformity with U.S. generally accepted accounting principles.

Auditor’s Responsibility

Our responsibility is to conduct our review in accordance with auditing standards generally accepted in the United States applicable to reviews of interim financial information. A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States, the objective of which is the expression of an opinion regarding the financial information. Accordingly, we do not express such an opinion.

Conclusion

Based on our review, we are not aware of any material modifications that should be made to the condensed consolidated financial information referred to above for it to be in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Stamford, Connecticut

May 11, 2015

IDQ HOLDINGS, INC. AND SUBSIDIARY

Condensed Consolidated Balance Sheets as of March 31, 2015 and December 31, 2014

	March 31, 2015	December 31, 2014
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$27,549	$30,733
Restricted cash	526	526
Accounts receivable, net	25,344	1,948
Inventories, net	24,446	24,714
Deferred income taxes	730	730
Prepaid expenses and other current assets	925	511
Due from Armored AutoGroup Parent, Inc.	162	167

Total current assets	79,682	59,328
Property and equipment, net	4,942	4,763
Goodwill	162,787	163,106
Intangible assets, net	211,875	215,241
Other assets	100	99
Net due from IDQ Acquisition Corp.	125,757	125,758

Total assets	$585,143	$568,296

Liabilities and Stockholder’s Equity
Current liabilities:
Accrued interest on notes payable	$12,650	$6,325
Accounts payable	8,262	2,129
Accrued expenses	14,438	9,332
Due to Armored AutoGroup Inc.	88	830

Total current liabilities	35,438	18,616
Notes payable	223,052	223,390
Other liabilities	1,771	1,661
Deferred income taxes	65,014	65,210

Total liabilities	325,275	308,877

Commitments and contingencies	—	—
Stockholder’s equity:
Common stock, $0.01 par value authorized 1,000 shares; issued and outstanding 100 shares at March 31, 2015 and December 31, 2014	—	—
Additional paid-in capital	266,073	266,393
Accumulated deficit	(6,205)	(6,974)

Total stockholder’s equity	259,868	259,419

Total liabilities and stockholder’s equity	$585,143	$568,296

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

IDQ HOLDINGS, INC. AND SUBSIDIARY

Condensed Consolidated Statements of Comprehensive Income (Loss) (Unaudited)

For the three months ended March 31, 2015, the period March 17, 2014 through March 31, 2014 and the period January 1, 2014 through March 16, 2014

(In thousands)

	Successor		Predecessor
	Three months ended March 31, 2015	Period March 17, 2014 through March 31, 2014	Period January 1, 2014 through March 16, 2014

Gross sales	$40,957	$6,292	$36,912
Sales discounts, returns and allowances	(3,598)	(584)	(3,594)

Net sales	37,359	5,708	33,318
Cost of goods sold	(21,637)	(3,455)	(18,465)

Gross profit	15,722	2,253	14,853

Operating expenses:
Selling	1,828	322	1,657
General and administrative	2,818	397	6,611
Depreciation and amortization	3,445	575	2,023

Total operating expenses	8,091	1,294	10,291

Operating profit	7,631	959	4,562
Other expense:
Other expense, net	200	77	213
Interest expense	6,058	994	4,618

Income (loss) before income taxes	1,373	(112)	(269)
Provision (benefit) for income taxes	604	(40)	6

Net income (loss) and comprehensive income (loss)	$769	$(72)	$(275)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

IDQ HOLDINGS, INC. AND SUBSIDIARY

Condensed Consolidated Statements of Cash Flows (Unaudited)

For the three months ended March 31, 2015, the period March 17, 2014 through

March 31, 2014 and the period January 1, 2014 through March 16, 2014

(In thousands)

	Successor		Predecessor
	Three months ended March 31, 2015	Period March 17, 2014 through March 31, 2014	Period January 1, 2014 through March 16, 2014

Cash flows from operating activities:
Net income (loss)	$769	$(72)	$(275)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	310	42	205
Lease termination costs	105	—	—
Deferred income taxes	(196)	(219)	(800)
Amortization of intangibles	3,366	561	1,955
Amortization of premium on notes payable	(338)	(50)	(734)
Changes in operating assets and liabilities:
Accounts receivable	(23,396)	179	(17,628)
Inventories	267	(1,811)	2,358
Prepaid expenses and other current assets	(414)	(428)	800
Due from Armored AutoGroup Parent, Inc.	5	—	—
Net due from IDQ Acquisition Corp.	1	—	2,535
Accrued interest on notes payable	6,325	1,020	5,305
Accounts payable	6,133	3,739	2,281
Accrued expenses	4,344	(5,693)	10,098
Income taxes payable	762	179	(2,195)
Net due to Armored AutoGroup, Inc.	(742)	—	—
Other liabilities	5	4	145

Net cash (used in) provided by operating activities	(2,694)	(2,549)	4,050

Cash flows used in investing activities:
Capital expenditures	(505)	(14)	(297)
Proceeds from sale of fixed assets	15	—	—

Net cash used in investing activities	(490)	(14)	(297)

Cash flows used in financing activities:
Payment of financing costs	—	—	(638)
Cash dividends paid	—	(2,664)	(3,150)

Net cash used in financing activities	—	(2,664)	(3,788)

Net decrease in cash and cash equivalents	(3,184)	(5,227)	(35)
Cash and cash equivalents at beginning of period	30,733	28,487	28,522

Cash and cash equivalents at end of period	$27,549	$23,260	$28,487

Supplemental cash flow information:
Cash paid during the period for:
Interest	$91	$31	$79
Income taxes	38	—	307

Noncash transaction:
Dividends payable to IDQ Acquisition Corp.	$—	$—	$2,664

Adjustment related to pushdown accounting for March 17, 2014 acquisition:
Goodwill	$(319)	$—	$—
Additional paid-in capital	319	—	—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

IDQ HOLDINGS, INC. AND SUBSIDIARY

Notes to the Condensed Consolidated Financial Statements (Unaudited)

For the quarter ended March 31, 2015

(1)	Description of Business and Summary of Significant Accounting Policies

(a)	Description of Business

IDQ Holdings, Inc. (“the Company”) is a wholly owned subsidiary of IDQ Acquisition Corp. (AcqCorp). IDQ Holdings, Inc. (Holdings) was incorporated in the State of Delaware in January 2002 and commenced operations in March of that year through its wholly owned subsidiary, IDQ Operating, Inc. (Operating, and together with Holdings, the Company). Operating was incorporated in the State of New York in 1970, and operated as Interdynamics, Inc. until a name change in 2008.

On March 17, 2014, pursuant to a stock purchase agreement, Armored AutoGroup Parent, Inc. and subsidiaries collectively acquired a 100% interest in AcqCorp and therefore the Company (“March 2014 Sale”)(See Note 3). (See Note 10, Subsequent Events, for additional information.)

On December 27, 2012, pursuant to a stock purchase agreement, KI-IDQ 2012 Holdings, LLC (“Kinderhook”) acquired a controlling interest in AcqCorp from AcqCorp’s non-employee shareholders (See Note 3). On March 17, 2014, Kinderhook transferred its controlling interest to Armored AutoGroup Parent Inc. and subsidiaries.

The Company, through its subsidiary, manufactures specialty products for the automotive aftermarket in its manufacturing and warehouse facility located in Garland, Texas. The Company’s products consist of packaged refrigerant products, including cans, all in one kits, chemicals, lubricants, leak sealants, tools and accessories for the servicing of automotive air conditioning systems. The Company’s products are sold primarily to “Do-it-Yourself” consumers and professional mechanics via retail channels including mass merchants and automotive specialty stores, as well as warehouse clubs and program distributors.

The Company’s sales and business activities typically follow a seasonal trend with the majority of sales occurring during the spring and summer. As a result, the Company builds moderate levels of working capital and inventory in advance of and during the peak selling season. Working capital is also impacted by increases in accounts receivable, which increase significantly during the peak selling period and are typically lowest in the fourth quarter of the year. Sales and business are further impacted by changes in outdoor temperatures during the business selling cycle.

(b)	Principles of Consolidation

The condensed consolidated financial statements include the financial statements of Holdings, and its wholly owned subsidiary Operating, under its Successor (as of March 17, 2014, the change in control date (See Note 3)) and Predecessor ownerships. The condensed consolidated financial statements for the first quarter ended March 31, 2015 and at March 31, 2015, the period March 17, 2014 through March 31, 2014 and at December 31, 2014, are based on the acquisition basis of assets and liabilities reflecting push down accounting associated with the March 2014 Sale (See Note 3). Accordingly, the accompanying condensed consolidated financial statements of the Predecessor and Successor may not be comparable in all material respects, since the Successor’s financial position, results of operations and cash flows use a new accounting basis. All significant intercompany balances and transactions between Holdings and Operating have been eliminated in consolidation.

IDQ HOLDINGS, INC. AND SUBSIDIARY

Notes to the Condensed Consolidated Financial Statements (Unaudited)

For the quarter ended March 31, 2015

(c)	Basis of Presentation and Use of Estimates

The interim condensed consolidated financial statements for the three months ended March 31, 2015, the period March 17, 2014 through March 31, 2014 and the period January 1, 2014 through March 16, 2014 are unaudited but, in the opinion of management, reflect all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the condensed consolidated results of operations, financial position and cash flows of the Company for the periods presented. The preparation of these condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts and related disclosures Actual results could differ materially from the estimates and assumptions made. Further, the results for the interim period ended March 31, 2015 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2015, or for any future period.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been omitted or condensed. The information in this report should be read in conjunction with the Company’s Annual Report for the fiscal year ended December 31, 2014, which includes a complete set of footnote disclosures, including the Company’s significant accounting policies. The condensed consolidated balance sheet at December 31, 2014 has been derived from the Company’s audited financial statements at that date, but does not include all of the financial information or disclosures required by U.S. GAAP for complete financial statements.

(d)	Reclassifications

Certain reclassifications have been made to conform the prior periods’ data to current presentation. Specifically, certain general and administrative costs have been reclassified as costs of goods sold to conform to the classification of those costs for the three month period ended March 31, 2015. In addition, certain factoring costs previously included in interest expense have been reclassified to other expense, net to conform to the classification of those costs for the three month period ended March 31, 2015. The reclassifications had no effect on reported net income (loss) and comprehensive income (loss).

(e)	Trade Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. Amounts collected on trade accounts receivable are included in net cash flows from operating activities in the accompanying consolidated statements of cash flows. The Company assesses the collectability of receivables on a customer by customer basis and establishes appropriate reserves as necessary. The Company maintains an allowance for doubtful accounts for estimated losses inherent in its accounts receivable portfolio. In establishing the required allowance, management considers historical losses adjusted to take into account current market conditions and customers’ financial condition, the amount of the receivable in dispute, and the current receivables aging and payment patterns. Account balances are charged off against the allowance after all means of collection have been exhausted and potential for recovery is considered remote.

The Company has the option to, and generally does, transfer certain of its trade accounts receivables without recourse to various financial institutions which are accounted for as

IDQ HOLDINGS, INC. AND SUBSIDIARY

Notes to the Condensed Consolidated Financial Statements (Unaudited)

For the quarter ended March 31, 2015

sales. The costs associated with these programs typically include a combined interest rate and bank fee. Costs and fees related to factoring for the three months ended March 31, 2015, the period March 17, 2014 through March 31, 2014 and the period January 1, 2014 through March 16, 2014, were $0.2 million, $0.1 million, and $0.2 million, respectively, and are recorded within other expense, net, in the accompanying condensed consolidated statements of comprehensive income (loss).

(f)	Goodwill

The Company tests its goodwill for impairment annually as of the first day of the fourth quarter unless there are indications during an interim period that these assets are more likely than not to have become impaired.

(g)	Revenue Recognition

The Company recognizes revenue when products are shipped and after the customer takes ownership and assumes risk of loss. Generally, customers take ownership based on their individual shipping terms. Allowances for estimated returns and discounts are provided when sales are recorded.

(h)	Cost of Goods Sold

Cost of goods sold includes direct materials and supplies consumed in the manufacturing of product, as well as manufacturing labor, depreciation expense, direct overhead expense necessary to acquire and convert the purchased materials and supplies into finished product, and provisions for inventory losses (including losses relating to excess and obsolete inventory). Cost of goods sold also includes the cost to distribute products to customers, inbound freight costs, warehousing costs and other shipping and handling activity.

For the three months ended March 31, 2015, the period March 17, 2014 through March 31, 2014 and the period January 1, 2014 through March 16, 2014, depreciation expense included in cost of goods sold totaled $0.2 million, $0.0 million and, $0.1 million, respectively.

(i)	Income Taxes

The Company uses the asset and liability method to account for income taxes. Deferred tax assets and liabilities are recognized for the anticipated future tax consequences attributable to the differences between the financial statement amounts and their respective tax bases. Management reviews the Company’s deferred tax assets to determine whether their value can be realized based upon available evidence. A valuation allowance is established when management believes that it is more likely than not that some portion or all of its deferred tax assets will not be realized. Changes in valuation allowances from period to period are included in the Company’s tax provision in the period of change. In addition to valuation allowances, the Company provides for uncertain tax positions when such tax positions do not meet the recognition thresholds or measurement standards prescribed by accounting guidance on the accounting for uncertainty in income taxes. Amounts for uncertain tax positions are adjusted when new information becomes available or when positions are effectively settled.

As of March 31, 2015 and December 31, 2014, the Company has $5.0 million of goodwill, which it expects to be deductible for income tax purposes.

IDQ HOLDINGS, INC. AND SUBSIDIARY

Notes to the Condensed Consolidated Financial Statements (Unaudited)

For the quarter ended March 31, 2015

The Company files consolidated federal and certain state income tax returns with AcqCorp (its Parent). For the tax period March 17, 2014 through December 31, 2014, AcqCorp’s consolidated federal and state income tax returns will be filed in consolidation with Armored AutoGroup Parent Inc. and Subsidiaries’ tax return. Income taxes are prepared on a separate return basis.

(j)	Recent Accounting Pronouncements

In April 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) ASU No. 2015-03 — Simplifying the Presentation of Debt Issuance Costs, which requires that debt issuance costs be presented in the balance sheet as a direct deduction from the carrying amount of the debt liability to which they relate, consistent with debt discounts, as opposed to being presented as assets. The ASU is effective for interim and annual reporting periods in fiscal years that begin after December 15, 2015. The adoption of this update on January 1, 2016 will not have a material impact on our consolidated financial statements. As of March 31, 2015 and December 31, 2014, the Company had no deferred financing costs recorded on the Company’s balance sheet.

In August 2014, the FASB issued ASU No. 2014-15—Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. The ASU requires management to evaluate whether there are conditions and events that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the financial statements are 6issued and, if so, to disclose that fact. The ASU requires management to make this evaluation for both the annual and interim reporting periods, if applicable. Management is also required to evaluate and disclose whether its plans alleviate that doubt. The ASU is effective for annual periods ending after December 15, 2016 and interim periods within annual periods beginning after December 15, 2016.

In May 2014, the FASB issued ASU No. 2014-09—Revenue from Contracts with Customers. The ASU clarifies the principles for recognizing revenue and develops a common revenue standard for U.S. GAAP and International Financial Reporting Standards (‘‘IFRS’’) that removes inconsistencies and weaknesses in revenue requirements, provides a more robust framework for addressing revenue issues, improves comparability of revenue recognition practices across entities, industries, jurisdictions and capital markets, provides more useful information to users of the financial statements through improved disclosure requirements and simplifies the preparation of financial statements by reducing the number of requirements to which an entity must refer. The amendments in this update are effective for the annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Full or modified retrospective adoption is required and early application is not permitted. The Company is assessing the impact of the adoption of the ASU on its financial statements, disclosure requirements and methods of adoption.

On April 1, 2015, FASB proposed a one-year deferral of the effective date for its new revenue standard for public and nonpublic entities reporting under US GAAP. Under the proposal, the standard would be effective for public entities for annual reporting periods beginning after December 15, 2017 and interim periods therein. Nonpublic entities would be required to adopt the new standard for annual reporting periods beginning after December 15, 2018, and interim periods within annual reporting periods beginning after December 15,

IDQ HOLDINGS, INC. AND SUBSIDIARY

Notes to the Condensed Consolidated Financial Statements (Unaudited)

For the quarter ended March 31, 2015

2019. The proposal also would permit both public and nonpublic entities to adopt the standard as early as the original public entity effective date (i.e., annual reporting periods beginning after December 15, 2016 and interim periods therein). Early adoption prior to that date would not be permitted. The FASB has issued an exposure draft on the proposal and expects to seek public comment with a 30-day comment period.

(2)	Restatement of Prior Period Financial Statements

The Company’s condensed consolidated statement of operations and condensed consolidated statement of cash flows for the period March 17, 2014 through March 31, 2014 and the period January 1, 2014 through March 16, 2014 were restated to reflect a change in accounting basis and to reflect in the appropriate quarterly period, the correction of certain errors identified during the 2014 year end audit. This restatement is the result of pushdown accounting onto to Holdings’ financial statements (See Note 3) as a result of the March 2014 Sale. Accordingly, the accompanying financial statements of Holdings, as of March 31, 2014, reflect the new basis of accounting recorded upon AcqCorp’s acquisition and to correct certain errors identified. The effects of the Company’s previously issued 2014 financial statements are as follows:

Consolidated Statement of Comprehensive (Loss) Income (unaudited)

For the period January 1, 2014 through March 16, 2014

(In thousands)

	Restated	Previously Reported
	Period January 1, 2014 through March 16, 2014	Period January 1, 2014 through March 16, 2014		Net Change

Gross sales	$36,912	$36,479	(a)	$433
Sales, discounts and allowances	(3,594)	(3,683	)(b)	89

Net sales	33,318	32,796		522
Cost of goods sold	(18,465)	(18,289	)(c)	(177)

Gross profit	14,853	14,507		346

Operating expenses:
Selling	1,657	1,658		(1)
General and administrative	6,611	6,720	(d)	(109)
Depreciation and amortization	2,023	2,023		—

Total operating expenses	10,291	10,401		(110)

Operating profit	4,562	4,105		457
Other expense:
Other (income) expense, net	213	(12	)(e)	225
Interest expense	4,618	4,968	(f)	(350)

Loss before income taxes	(269)	(850)		581
Provision for income taxes	6	192	(g)	(186)

Net loss and comprehensive loss	$(275)	$(1,042)		$767

a)	Increase in gross sales to recognize sales previously reported in the successor period.
b)	Decrease due to correction in provision for sales, discounts and allowances.
c)	Reclassification of $109,000 of certain general and administrative costs to conform to the classification of those costs for the current period, plus additional costs of $66,000 resulting from inventory costing adjustments and to recognize costs associated with sales previously reported in the successor period.

IDQ HOLDINGS, INC. AND SUBSIDIARY

Notes to the Condensed Consolidated Financial Statements (Unaudited)

For the quarter ended March 31, 2015

d)	Reclassification of $109,000 of certain general and administrative costs to cost of goods sold to conform to the classification of those costs for the current period.
e)	Increase due to factoring expense reclassification of $350,000 from Interest expense to Other expense, net to conform to the current period presentation, partially offset by a reduction in the factoring accrual $125,000.
f)	Decrease due to factoring expense reclassification to conform to current period’s presentation.
g)	Impact of tax provision for the period resulting from the restatement.

Consolidated Statement of Cash Flows (unaudited)

For the period January 1, 2014 through March 16, 2014

(In thousands)

	Restated	Previously Reported
	Period January 1, 2014 through March 16, 2014	Period January 1, 2014 through March 16, 2014	Net Change
Cash flows from operating activities:
Net (loss) income	$(275)	$(1,042)	$767
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	205	204	1
Deferred income taxes	(800)	(127)	(673)
Amortization of intangibles	1,955	1,955	—
Amortization of premium on notes payable	(734)	(734)	—
Changes in operating assets and liabilities:
Accounts receivable	(17,628)	(17,195)	(433)
Inventories	2,358	2,376	(18)
Prepaid expenses and other current assets	800	800	—
Net due from IDQ Acquisition Corp.	2,535	2,535	—
Accounts payable	2,281	2,281	—
Accrued expenses	10,098	10,229	(131)
Income taxes payable	(2,195)	(2,532)	337
Accrued interest on notes payable	5,305	5,305	—
Other liabilities	145	(5)	150

Net cash used in operating activities	4,050	4,050	—

Cash flows from investing activities:
Capital expenditures	(297)	(297)	—

Net cash used in investing activities	(297)	(297)	—

Cash flows from financing activities:
Payment of refinancing costs	(638)	(638)	—
Cash dividends paid - common	(3,150)	(3,150)	—

Net cash provided by financing activities	(3,788)	(3,788)	—

Net decrease in cash	(35)	(35)	—
Cash and cash equivalents at beginning of year	28,522	28,522	—

Cash and cash equivalents at end of the year	$28,487	$28,487	$—

Supplemental cash flow information:
Cash paid during the period for:
Interest	$79	$322	$(243)
Income taxes	307	307	—

Noncash transactions
Dividends payable to IDQ Acquisition Corp.	$2,664	$2,664	$—

IDQ HOLDINGS, INC. AND SUBSIDIARY

Notes to the Condensed Consolidated Financial Statements (Unaudited)

For the quarter ended March 31, 2015

Consolidated Statement of Comprehensive (Loss) Income (unaudited)

For the period March 17, 2014 through March 31, 2014

(In thousands)

	Restated	Previously Reported
	Period March 17, 2014 through March 31, 2014	Period March 17, 2014 through March 31, 2014		Net Change

Gross sales	$6,292	$6,725	(a)	$(433)
Sales, discounts and allowances	(584)	(584)		—

Net sales	5,708	6,142		(434)
Cost of goods sold	(3,455)	(3,996	)(b)	541

Gross profit	2,253	2,146		107

Operating expenses:
Selling	322	318	(c)	4
General and administrative	397	423	(c)	(26)
Depreciation and amortization	575	405	(d)	170

Total operating expenses	1,294	1,146		148

Operating profit	959	1,000		(41)
Other expense:
Other (income) expense, net	77	(1	)(e)	78
Interest expense	994	962	(f)	32

(Loss) income before income taxes	(112)	39		(151)
Provision for income taxes	(40)	13	(g)	(53)

Net (loss) income and comprehensive (loss) income	$(72)	$26		$(98)

a)	Decrease in gross sales to reverse sales that were previously recognized in the predecessor period.
b)	Decrease in cost of goods sold to reverse costs associated with sales that were previously recognized in the predecessor period, and inventory value adjustments resulting from the acquisition.
c)	Decrease of selling, general and administrative expense due to reclassifications of certain expenses to conform to current period presentation.
d)	Net increase in depreciation of fixed assets and amortization of intangible assets resulting from the fair value adjustment to fixed assets and intangible assets on March 17, 2014.
e)	Decrease due to factoring expense reclassification to conform to current period’s presentation.
f)	Increase is due to reclassifying factoring expense to Other (income) expense, offset by higher interest expense due to lower debt fair value resulting from the acquisition.
g)	Impact of tax provision for the period resulting from the restatement.

IDQ HOLDINGS, INC. AND SUBSIDIARY

Notes to the Condensed Consolidated Financial Statements (Unaudited)

For the quarter ended March 31, 2015

Consolidated Statement of Cash Flows (unaudited)

For the period March 17, 2014 through March 31, 2014

(In thousands)

	Restated	Previously Reported
	Period March 17, 2014 through March 31, 2014	Period March 17, 2014 through March 31, 2014	Net Change

Cash flows from operating activities:
Net income (loss)	$(72)	$26	$(98)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	42	42	0
Deferred income taxes	(219)	(2)	(217)
Amortization of intangibles	561	391	170
Amortization of premium on notes payable	(50)	(120)	70
Changes in operating assets and liabilities:
Restricted cash	—	—	—
Accounts receivable	179	(254)	433
Inventories	(1,811)	(1,333)	(478)
Prepaid expenses and other current assets	(428)	(428)	—
Accounts payable	3,739	3,739	—
Accrued expenses	(5,693)	(5,648)	(45)
Income taxes payable	179	15	164
Accrued interest on notes payable	1,020	1,020	—
Other liabilities	4	3	1

Net cash used in operating activities	(2,549)	(2,549)	—

Cash flows from investing activities:
Capital expenditures	(14)	(14)	—

Net cash used in investing activities	(14)	(14)	—

Cash flows from financing activities:
Payment of refinancing costs	—	—	—
Cash dividends paid	(2,664)	(2,664)	—

Net cash provided by financing activities	(2,664)	(2,664)	—

Net decrease in cash	(5,227)	(5,227)	—
Cash and cash equivalents at beginning of year	28,487	28,487	—

Cash and cash equivalents at end of the year	$23,260	$23,260	$—

Supplemental cash flow information:
Cash paid during the period for:
Interest	$31	$109	$(78)
Income taxes	—	—	—

(3)	Armored AutoGroup Parent Inc. and Subsidiaries’ acquisition of IDQ Acquisition Corp.

On March 17, 2014, Armored AutoGroup Parent Inc. (“AAG Parent”), in conjunction with its wholly owned subsidiaries, Armored AutoGroup Inc. (“AAG”), and AAG IDQ Acquisition Corporation, AAG Parent’s direct wholly-owned subsidiary (“AcquisitionCo”) collectively acquired 100% of the common stock of AcqCorp, pursuant to a Stock Purchase Agreement, dated as of March 17, 2014 (the “AAG Purchase Agreement”), by and among AAG Parent, AAG, AcquisitionCo, AcqCorp, the then existing stockholders of AcqCorp, and a “Contribution Agreement”, dated March 17, 2014, by and among the AAG Parent and the then existing stockholders of AcqCorp (“the March 2014 Sale”). The acquisition did not result in AcqCorp or any of its subsidiaries becoming an obligor or guarantor of AAG’s debt instruments and AAG did not become an obligor or guarantor of AcqCorp’s or any of AcqCorp’s subsidiaries’ debt instruments.

IDQ HOLDINGS, INC. AND SUBSIDIARY

Notes to the Condensed Consolidated Financial Statements (Unaudited)

For the quarter ended March 31, 2015

Under the Shared Services Agreement (“the Shared Services Agreement”), the Company provides to AAG, and AAG provides to us, certain services, including, but not limited to, executive and senior management, administrative support, human resources, information technology support, accounting, finance, technology development, legal, and procurement services. In accordance with the agreement and applicable accounting guidance, direct costs clearly applicable to AAG or the Company are not shared and costs that are not clearly applicable to AAG or us are allocated based on a mutually agreed upon criteria and methodology. This methodology is largely a pro rata allocation based upon an analysis of each individual company’s contribution to the aggregate cost of the shared functions before such services became shared and the actual costs of such functions for the period.

In accordance with ASC Topic 805, Business Combinations, the change in control was accounted for under acquisition accounting by AAG Parent. As such, the assets and liabilities of AcqCorp were recorded at their estimated fair value on March 17, 2014 by AAG Parent, and concurrently, the Company elected to apply pushdown accounting, those estimated fair values were pushed down to Holdings.

Pursuant to the AAG Purchase Agreement, immediately prior to the execution of said Agreement, the existing stockholders of AcqCorp, pursuant to the Contribution Agreement noted above, collectively contributed 186,541 of their common stock in AcqCorp to AAG Parent in exchange for common and preferred shares in AAG Parent representing a total estimated fair value of $28.4 million. The remaining 458,177 issued and outstanding common stock of AcqCorp was purchased from the existing stockholders for a total $70.0 million of which, 392,722 shares were purchased by AcquisitionCo for $60.0 million and 65,455 shares were purchased by AAG for $10.0 million. AAG’s minority ownership in the common stock of AcqCorp did not result in AcqCorp or any of its subsidiaries becoming an obligor or guarantor of AAG’s debt instruments and AAG did not become an obligor or guarantor of AcqCorp’s or any of AcqCorp’s subsidiaries’ debt instruments. In addition, at the time of the close, the Company paid $1.3 million in third party professional fees and expenses that were incurred by AAG in connection with the acquisition. AcqCorp recorded the $1.3 million payment as a reduction of the total consideration exchanged.

The Company obtained consents for the change in control from its creditors through amendments to the indentures governing the $220.0 million Holdings’ Notes and an amendment to the Revolving Credit Facility, in consideration of payments of $550,000 and $87,500, respectively. In addition, the creditors consented to the payments of acquisition related transaction costs, such as advisory, legal and other professional fees, of up to $8.0 million, of which $4.9 million was expensed and included in general and administrative expenses in the accompanying statements of operations for the period January 1, 2014 through March 16, 2014.

During the fourth quarter of 2014, the Company finalized its valuation of the acquisition date fair values of the consideration transferred, and the assets acquired and liabilities assumed. Based on that assessment, management determined that the acquisition resulted in goodwill of $163.1 million, which is attributable to expected synergies and other benefits that will result from combining certain operations of the Company and AAG. During the quarter ended March 31, 2015, the Company pushed down, from AcqCorp, negative goodwill of $319,000 that was

IDQ HOLDINGS, INC. AND SUBSIDIARY

Notes to the Condensed Consolidated Financial Statements (Unaudited)

For the quarter ended March 31, 2015

attributable to a deferred tax asset recorded on AcqCorp as part of the March 2014 purchase accounting adjustment.

(4)	Inventories

Major classes of inventories, net of reserves, at March 31, 2015 and December 31, 2014 consist of the following:

	March 31, 2015	December 31, 2014
	(unaudited)
Raw materials	$11,784	$11,169
Work in process	1,099	1,750
Finished goods	11,563	11,795

Total inventories	$24,446	$24,714

(5)	Debt

The Company’s long-term debt at March 31, 2015 and December 31, 2014 consist of the following:

	March 31, 2015		December 31, 2014
	Carrying Value	Fair Value	Carrying Value	Fair Value
	(unaudited)	(unaudited)
$220 million senior secured notes due 2017	$223,052	224,400	$223,390	224,400

The fair value of the Senior Notes was determined using broker quotes (Level 2). The broker quotes are determined on an analysis of discounted cash flows together with applicable forward LIBOR rates.

(6)	Commitments and Contingencies

Litigation and Other Legal Matters

The Company is subject to various lawsuits and claims relating to issues such as contract disputes, product liability, patents and trademarks, advertising, employee and other matters. Although the results of claims and litigation cannot be predicted with certainty, it is the opinion of management that the ultimate disposition of these matters will not have a material adverse effect, individually or in the aggregate, on the Company’s financial position or results of operations.

IDQ HOLDINGS, INC. AND SUBSIDIARY

Notes to the Condensed Consolidated Financial Statements (Unaudited)

For the quarter ended March 31, 2015

(7)	Consolidated Debt and Interest Expense of IDQ Acquisition Corp.

In connection with the March 2014 Sale (See Note 3), AAG Parent and Subsidiaries acquired the $220.0 million Notes and $45.0 million Notes at their estimated fair values of $224.4 million and $46.8 million, respectively. The premiums on these notes are being amortized into interest expense using the effective interest rate method over the remaining term of the respective notes. At March 31, 2015 and December 31, 2014, the consolidated long-term debt of Holdings’ parent, IDQ Acquisition Corp. (AcqCorp), consisted of the following:

	March 31, 2015	December 31, 2014
	(unaudited)
$220 million senior secured notes due 2017	$223,052	$223,390
$45 million senior secured notes due 2017	46,351	46,464
Less current maturities	—	—

Total long-term debt	$269,403	$269,854

For the three months ended March 31, 2015, the period March 17, 2014 through March 31, 2014 and the period January 1, 2014 through March 16, 2014, the consolidated interest expense relating to debt of Holdings’ parent, AcqCorp, consisted of the following:

	Successor		Predecessor
	Three months ended March 31, 2015	Period March 17, 2014 through March 31, 2014	Period January 1, 2014 through March 16, 2014
	(unaudited)
Interest Expense:
$220 million senior secured notes due 2017 (1)	5,987	970	4,571
$45 million senior secured notes due 2017 (2)	1,462	246	1,296
Loan fees	79	10	43

Total interest expense and fees on debt	$7,528	$1,226	$5,910

(1)	Presented net of amortization of premium on notes for the three months ended March 31, 2015, period March 17, 2014 through March 31, 2014 and the period January 1, 2014 through March 16, 2014, in the amounts of $0.3 million, $0.1 million, and $0.7 million, respectively.
(2)	Presented net of amortization of premium on notes for the three months ended March 31, 2015, period March 17, 2014 through March 31, 2014 and the period January 1, 2014 through March 16, 2014, in the amounts of $0.1 million, $17,000 and $16,000, respectively.

(8)	Income taxes

The Company’s effective tax rate was as follows:

	Successor		Predecessor
	Three Months ended March 31, 2015	Period March 17, 2014 through March 31, 2014	Period January 1, 2014 through March 16, 2014
Effective tax rate	44.0%	35.7%	2.2%

IDQ HOLDINGS, INC. AND SUBSIDIARY

Notes to the Condensed Consolidated Financial Statements (Unaudited)

For the quarter ended March 31, 2015

The Company’s effective tax rate for the three month period ended March 31, 2015 differs from the statutory tax rate, primarily due to the timing of permanent and temporary income tax items, as well as, U.S. federal manufacturing benefits recognized and state income taxes.

(9)	Related Party Transactions

During the three month period ended March 31, 2015, the Company made payments of approximately $0.3 million in management fees to Kinderhook Industries, Las Colinas Investments, LLC and Windy Hill Investments, LLC for their organizational strategy, financial and investment management, and investment banking services to the Company.

Shared Services Agreement

Under the Shared Services Agreement (“the Shared Services Agreement”), the Company provides to AAG, and AAG provides to us, certain services, including, but not limited to, executive and senior management, administrative support, human resources, information technology support, accounting, finance, technology development, legal, and procurement services. In accordance with the agreement and applicable accounting guidance, direct costs clearly applicable to AAG or the Company are not shared and costs that are not clearly applicable to AAG or us are allocated based on a mutually agreed upon criteria and methodology. This methodology is largely a pro rata allocation based upon an analysis of each individual company’s contribution to the aggregate cost of the shared functions before such services became shared and the actual costs of such functions for the period.

During the three months ended March 31, 2015, the Company charged AAG $2.1 million for shared services while AAG charged us $2.2 million, principally relating to the selling, general and administrative costs and which is reflected on a net basis in selling, general and administrative expense in the Company’s condensed consolidated statements of comprehensive income (loss).

In the opinion of management, the method of allocating these costs is reasonable; however, the costs of these services allocated between the Company and AAG are not necessarily indicative of the costs that would have been incurred by the either company on a stand-alone basis.

(10)	Subsequent Events

On April 28, 2015, AAG Parent entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Spectrum Brands Holdings, Inc. (“Spectrum Brands Holdings”), Ignite Merger Sub, Inc. (“Ignite”), a direct wholly owned subsidiary of Spectrum Brands, Inc., and Avista Capital Partners II GP, LLC, as representative of the stockholders and the optionholders of AAG Parent. Under the Merger Agreement, Ignite will be merged with and into AAG Parent and AAG Parent will continue as the surviving corporation. The merger consideration is approximately $1.4 billion (subject to customary adjustments for cash, debt, net working capital and transaction-related expenses described in the Merger Agreement), which will be paid entirely in cash. The obligations of the parties to complete the merger are subject to various customary closing conditions, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and, in the case of Spectrum Brands Holdings’ obligation to complete the acquisition, the accuracy of representations and warranties, material compliance by AAG Parent with certain preclosing covenants and no material adverse change in AAG Parent since the date of the Merger Agreement. The Merger Agreement may be terminated by mutual consent of AAG Parent and Spectrum Brands Holdings and under certain other circumstances, including by

IDQ HOLDINGS, INC. AND SUBSIDIARY

Notes to the Condensed Consolidated Financial Statements (Unaudited)

For the quarter ended March 31, 2015

AAG Parent or Spectrum Brands Holdings if the closing of the merger has not occurred by June 30, 2015. The total amount of unrecognized compensation expense for the Company’s employees under the 2010 AAG Parent Option Plan is approximately $1.3 million. This expense is expected to be recorded upon closing of the merger during the second quarter of our fiscal 2015.

In accordance with the terms of the management agreement with Kinderhook Industries, Las Colinas Investment LLC and Windy Hill Investments, LLC the Company also expects to pay an aggregate fee of $3.1 million upon closing of the merger.

Pursuant to the terms of the indenture governing the Notes, the Company was required to make an offer to purchase the $220M Notes at 103% of the principal amount on April 29, 2015, using 75% of the Company’s Excess Cash Flow (as defined in the indenture), or $14.6 million. Should this offer be accepted, the payment shall be made no earlier than 30 days nor later than 60 days from the date the notice was mailed. As of May 11, 2015, no holders of the Notes have accepted the offer.

The Company has evaluated events from the balance sheet date through May 11, 2015, the date at which the financial statements were available to be issued, and determined there are no other items to disclose.